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                                                                   Exhibit 10.14


                            TRADING SERVICE AGREEMENT

         THIS AGREEMENT is made and entered into this 17th day of February, 2003, by and between Husker Ag, L.L.C., a Nebraska limited liability company, with its principal offices located at 54048 Highway 20, P.O. Box 10, Plainview, Nebraska 68769 (hereinafter "Husker Ag"), and Variable Investment Advisors, Inc., a South Dakota corporation, with its principal offices located at 4305 South Louise Avenue, Suite 101A, Sioux Falls, South Dakota 57106-3115 (hereinafter "VIA").

                                   WITNESSETH:

         WHEREAS, Husker Ag was organized on August 29, 2000 to develop, construct, own and operate a 20 million gallon per year ethanol plant and ethanol business near Plainview, Nebraska; and

         WHEREAS, Husker Ag has completed a registered public offering of its membership units, and its membership units are registered with the Securities and Exchange Commission ("SEC") under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"); and

         WHEREAS, Husker Ag desires to establish a system to facilitate the limited trading of membership units among members and non-members of Husker Ag in compliance with restrictions imposed under the Internal Revenue Code; and

         WHEREAS, in order to provide an orderly limited market for its securities and to comply with both federal and state securities laws, Husker Ag desires that its members and non-members be able to purchase, sell and transfer their membership units in Husker Ag in accordance with Rule 3b-16 of the Exchange Act through means of an "alternative trading system" as defined by Rule 300(a) of Regulation ATS of the Exchange Act; and

         WHEREAS, VIA is a broker-dealer registered with the SEC, and National Association of Securities Dealers, Inc. ("NASD"), and has established an alternative trading system to trade certain securities; and

         WHEREAS, VIA has proposed to operate and administer for Husker Ag an electronically accessible alternative trading system (the "Trading Service") which conforms to all applicable state and federal securities laws; and

         WHEREAS, Husker Ag has agreed to engage the services of VIA to operate the Trading Service and VIA desires to provide such services under the terms and conditions hereinafter described,

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         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Appointment and Acceptance. Subject to the terms and conditions of this Agreement, Husker Ag appoints VIA as its sole and exclusive agent for the operation and administration of the Trading Service and VIA accepts such appointment. The parties understand and agree, however, that this exclusive appointment shall not prohibit non-alternative trading system transfers of Husker Ag membership units, as such transfers may be authorized under Husker Ag's governing operating agreement, and policies and procedures pertaining to the transfer of membership units.

2. Operation of the Trading Service. VIA shall operate the Trading Service in accordance with the terms and conditions set forth in the Operational Manual attached hereto as Exhibit "A" (which may only be amended or modified with the express prior written consent or direction of Husker Ag) and incorporated herein by reference, and shall at all times comply with all applicable requirements for registered broker-dealers and alternative trading systems under the Exchange Act and state securities laws.

3. Operation of the Trading Service in accordance with Qualified Matching Service Rules. VIA and Husker Ag acknowledge and agree that the Trading Service must comply with the qualified matching service rules set forth in 26 CFR Sec. 1.7704-1 of the Treasury Regulations ("Qualified Matching Service Rules"). Husker Ag agrees that it is responsible for determining that the terms and conditions of the Operational Manual meet the requirements of the Qualified Matching Service Rules, and VIA covenants that it shall at all times maintain and operate the Trading Service in compliance with the Operational Manual and the Qualified Matching Service Rules.

4. Escrow Account. VIA shall establish an escrow account (the "Escrow Account") with Wilmot State Bank located in Wilmot, South Dakota, or such other financial institution which the parties may agree to from time to time (the "Escrow Agent"), where all funds contributed toward the purchase of Husker's membership units will be deposited by the buyer of membership units. VIA covenants that the Escrow Agent shall at all times during the term of this Agreement be a bank insured by the Federal Deposit Insurance Corporation ("FDIC"); however, the parties agree that any such FDIC insured bank may invest escrowed funds in obligations of the U.S. Government or its agencies, as hereinafter provided. VIA shall provide Husker Ag with all relevant information describing the Escrow Account so that Husker Ag may coordinate and, if necessary, contract with the Escrow Agent for the completion of all transactions in a timely and efficient manner. The Escrow Agent shall use reasonable care and due diligence in the performance of all its duties hereunder and shall invest all funds held by it under this Agreement in one or more of the following types of investments (as determined by the Escrow Agent with the approval of Husker
Ag):

         a.       deposit accounts, including certificates of deposit; or

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         b.       directly, or indirectly (i.e., through money market funds) in obligations of the United States Government or its agencies;
                  or

         c.       in money market funds.

5. Seller Transaction Fees. The seller of membership units will be assessed a fee of one and one half percent (1.5%) of the gross sales price to be paid to the Escrow Agent for payment of VIA and Escrow Agent fees in connection with each sale of membership units; provided, that the minimum fee will be $175.00 per transaction. Such fees will be deducted from the sale proceeds owed to the seller of the membership units at the time of closing, as such closing procedures are defined and set forth in the Operational Manual attached hereto as Exhibit "A" and incorporated herein by reference.

6. Transfer Agent. Husker Ag shall designate a transfer agent (the "Transfer Agent") (which Transfer Agent may be Husker Ag itself) for the transfer of the membership unit certificates and other necessary documents of Husker Ag. Husker Ag shall provide VIA and the Escrow Agent with all relevant information required to complete the transfer of membership units on Husker Ag's books and records including, but not limited to, the authorized contact person, mailing and e-mail address of the Transfer Agent, so that the Escrow Agent may obtain from the Transfer Agent all information and authorizations necessary to complete sale transactions, and specifically to inform the Escrow Agent when and to whom payment is to be made.

7. Fees Payable to VIA. For its operation of the Trading Service, VIA shall be compensated as follows:

         a. Initial Set-up Fee. Upon execution of this Agreement, Husker Ag shall pay to VIA an initial set-up fee of Five Thousand Five Hundred Fifty and No/100 Dollars ($5,550.00) for program modifications and implementation of the Trading Service system.

         b. Subscriber Fees. Over the Term (as defined in Paragraph 8) of this Agreement, Husker Ag shall pay to VIA a subscriber fee on behalf of each member and holder of membership units of Husker Ag equal to the following:

                  (1) For the period commencing with the execution of this Agreement through December 31, 2003, Ten and No/100 Dollars ($10.00) per member, the total sum to be due on and determined as of the date of the execution of this Agreement.

                  (2) For the period January 1, 2004 through December 31, 2004, and for each successive calendar year thereafter through the end of the

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                           Term, Ten and No/100 Dollars ($10.00) per member, the
                           total sum to be due on and determined as of January 1 in each year.

8. Term of Agreement. This Agreement shall commence upon its written execution by Husker Ag and VIA and extend for a period concluding on December 31, 2005, (the "Initial Term"), and shall automatically be renewed for successive one (1) year periods after December 31, 2005 (each a "Renewal Term", the Initial Term and each Renewal Term shall be, collectively, the "Term") unless written notice is provided by either party to the other at least thirty
(30) days prior to the end of such Initial Term or any Renewal Term.

9. Termination. Husker Ag and VIA expressly agree that this Agreement may be terminated at any time, with or without cause, upon thirty (30) days' written notice of termination from VIA to Husker Ag or upon thirty (30) days' written notice of termination from Husker Ag to VIA. It is understood and agreed that, in order to maintain the trading system for Husker Ag, VIA and the Trading Service have ongoing expenses throughout the year for which VIA is contractually liable and that therefore, upon termination of this Agreement by Husker Ag, the parties agree that VIA shall retain all accrued subscription fees paid by Husker Ag for the entire year in which the termination occurred. If, however, the Trading Service becomes inoperable for an unreasonable period of time, or is suspended for any period of time by a state or federal securities regulator or other government agency, or in the even of a breach by VIA of this Agreement, which breach is not cured within five business days after written notice of such breach by Husker Ag (or such other period as the parties may mutually agree), Husker Ag and VIA expressly agree that this Agreement may be terminated at any time thereafter upon five (5) days' written notice of termination from Husker Ag to VIA. Upon such termination by Husker Ag of this Agreement, VIA shall retain only a pro rata share (computed to the effective date of termination) of the subscription fees (as described in Paragraph 7) earned by VIA as of the termination date and paid by Husker Ag for the year in which the termination occurred and the balance of the subscription fees for such year shall be refunded to Husker Ag. If termination would occur during a trading period, VIA will be obligated to immediately halt any pending transaction and to turn over all information on pending transactions to Husker Ag. Upon any termination of this Agreement, VIA shall deliver to Husker Ag true and correct copies of all information and records regarding the trading activity in Husker Ag membership units occurring during the term of this Agreement, if not previously delivered to Husker Ag.

10. Trading Service Operating Expenses. All operating costs and expenses arising out of the operation of the Trading Service shall be borne by VIA. All services of VIA's officers, directors or employees shall be provided by VIA at its own expense and not charged to Husker Ag.

11. Representations of VIA. VIA represents and warrants to, and agrees with Husker Ag that as of the date of execution of this Agreement and during the Term of this Agreement:

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         a.       VIA is a member in good standing with the NASD.

         b. VIA, officers, directors and control persons of VIA, and all persons employed by VIA who will operate the Trading Service, have all the necessary registrations, licenses and approvals to allow VIA and all such persons to operate the Trading Service as required under applicable state and federal securities laws and regulations.

         c. VIA shall maintain its registration with the SEC as an alternative trading system during the Term of this Agreement.

         d. VIA shall comply with all legal requirements for an alternative trading system, as set forth under the Exchange Act during the Term of this Agreement.

         e. VIA shall comply with all applicable federal and state securities laws during the Term of this Agreement, including without limitation, maintaining its registration as a broker-dealer with the SEC, NASD and applicable states.

         f. VIA shall promptly notify Husker Ag in writing of any inquiry or investigation by any federal or state securities regulator or any regulator from the Internal Revenue Service regarding any aspect of the Trading Service.

         g. In the event VIA's Trading Service becomes temporarily inoperable, VIA will make every effort, to the best of its ability, to rectify the problem associated with the Trading Service and will make every effort, to the best of its ability, to facilitate the trading of membership units of Husker Ag.

         h. This Agreement has been duly authorized and approved by the Board of Directors of VIA, and is a valid and binding agreement of VIA, enforceable in accordance with its terms.

         i. VIA shall maintain accurate and complete books and records with respect to the Trading Service and all activities covered under this Agreement, and shall provide Husker Ag with full access to such information, books and records upon request, and shall provide any regulatory authority examining Husker Ag with full access to such information, books and records as requested or required by such regulatory authority.

12. Representations of Husker Ag. Husker Ag represents and warrants to, and agrees with VIA that:

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         a.       Husker Ag is a duly organized limited liability company,
                  validly existing and in good standing under the laws of the State of Nebraska; and

         b. This Agreement has been duly authorized and approved by the Board of Directors of Husker Ag, and is a valid and binding agreement of Husker Ag, enforceable in accordance with its terms.

13. VIA's Interaction with Service Users. VIA's only interaction with members of Husker Ag and other persons and other entities using the Trading Service ("Service Users") shall be to provide a medium by which Husker Ag members may sell, purchase and transfer membership units of Husker Ag. VIA shall not engage in any of the following activities associated with the operation of the Trading Service:

         a. VIA shall not, directly or indirectly, provide to Service Users investment, tax, accounting or other advice regarding transactions conducted through the Trading Service unless the Service User is an actual client of VIA, as evidenced by the opening of a new account form;

         b. VIA shall not be obligated to provide to Service Users any form of assistance regarding negotiation of membership units transaction between a buyer and seller of membership units through the Trading Service;

         c. VIA shall not arrange financing for any Service Users for the sale or purchase of membership units through the Trading Service; and

         d. VIA shall not receive, transfer, hold or handle any funds paid by or due to Service Users as a result of a sale or exchange of membership units through the Trading Service.

14. Confidentiality. The parties acknowledge that each shall come into possession of information that comprises valuable trade secrets and other confidential information ("Confidential Information"), which is exclusively owned by the conveying party. Both parties expressly recognize that Confidential Information is being conveyed to them under conditions of confidentiality, and agree that they shall not disclose Confidential Information to any third party during the Term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement; and provided, that VIA shall not at any time or in any manner disclose or use (including any sale or other transfer to any third party) the names, addresses or other information concerning Husker Ag members. The parties may, however, disclose Confidential Information only to their employees when it is necessary to assure compliance with other terms and conditions of this Agreement and nothing herein shall prevent either party from complying with any applicable law, regulation or court order when required.

15. Indemnification. Each party hereby agrees to indemnify and hold harmless (the "Indemnitor") the other party (the "Indemnitee") against and in respect of (i) any

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liability, loss, claim, damages or deficiencies resulting directly or indirectly from any misrepresentation, breach or nonfulfillment of any provision of this Agreement by the Indemnitor, and (ii) any actions, suits, demands, assessments, costs and expenses, including without limitation reasonable attorneys' fees, brought any third party directly or indirectly resulting from any misrepresentation, breach or nonfulfillment of any provision of this Agreement by the Indemnitor, or caused by any fraudulent or negligent act of the Indemnitor with respect to such party's obligations under this Agreement.

16.      Miscellaneous Provisions.

         a. Benefit. This Agreement shall bind the parties hereto and shall inure to and be binding upon the respective legal representatives, successors, heirs and assigns.

         b. Entire Agreement;Waiver. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought. A waiver of any term or provision shall not be construed as a waiver of any other term or provision or as a waiver of subsequent performance of the same provision in this Agreement.

         c. Severability. The parties agree that if any part, term, paragraph or provision of this Agreement is in any manner held to be invalid, illegal, void or in any manner unenforceable, or to be in conflict with any applicable state or federal law, then the validity of the remaining portions or provisions of this Agreement shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in a manner designed to effectuate the intent expressed in this Agreement to the maximum extent permitted by law.

         d. Assignment. Except as otherwise provided in this Agreement, this Agreement is made for the personal benefit of the parties hereto, and neither party may assign this Agreement, or any part thereof, or delegate any duty or obligation imposed by this Agreement without the express written consent of the other party hereto.

         e. Captions. The captions and titles utilized in this Agreement are for convenience of reference only, and shall not be deemed to define or limit any of the terms, conditions, or provisions of this Agreement.

         f. Governing Law; Forum. This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota.

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         g.       Notices. Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing, sent by first class mail or hand delivered, addressed, as the case may be, to Husker Ag or VIA at their respective addresses set forth above, or to such other address as Husker Ag or VIA shall designate and, unless earlier received, shall be deemed to have been received on the date five (5) days after it shall have been mailed, as aforesaid, in any post office or branch post office regularly maintained by the United States Government.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and first above written.


                                       HUSKER AG, L.L.C.

                                       By /s/ O. KELLY HODSON
                                          -----------------------------------
                                          O. Kelly Hodson
                                          Its Chairman and President




                                       VARIABLE INVESTMENT ADVISORS, INC.



                                       By /s/ GREGORY S. WILSON
                                          -----------------------------------
                                          President




STATE OF Nebraska     )
                              SS
COUNTY OF Pierce      )

         On this the 17th day of February, 2003, before me, the undersigned officer, personally appeared O. Kelly Hodson, who acknowledged himself to be the Chairman and President of Husker Ag, L.L.C., a limited liability company, and that he, as such Chairman and President being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as a duly authorized officer of Husker Ag, L.L.C.

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         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                             /s/ LINDA DEMERATH
                                             ---------------------------------
                                                     NOTARY PUBLIC
                  (SEAL)

                  My Commission Expires: 2-25-04

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STATE OF SOUTH DAKOTA      )
                              SS
COUNTY OF MINNEHAHA        )

         On this the 24th day of February, 2003, before me, the undersigned officer, personally appeared Gregory S. Wilson, who acknowledged himself to be the President of Variable Investment Advisors, Inc., a corporation, and that he, as such President being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                             /s/ RICHARD F. RAHN
                                             ---------------------------------
                                                     NOTARY PUBLIC
                  (SEAL)

                  My Commission Expires: 8-14-2003

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